UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            REGENCY AFFILIATES, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
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                         (TITLE OF CLASS OF SECURITIES)


                                    758847305
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                                 (CUSIP NUMBER)


                                FEBRUARY 20, 2007
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[_]      Rule 13d-1(d)

                               PAGE 1 OF 9 PAGES

CUSIP NO. 758847305                    13G                     PAGE 2 OF 9 PAGES

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   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Groep N.V.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
          Not Applicable                                                 (b) [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
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                       5   SOLE VOTING POWER

                           252,020 (1)
     NUMBER OF         ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY EACH          0
      REPORTING        ---------------------------------------------------------
    PERSON WITH:       7   SOLE DISPOSITIVE POWER

                           252,020 (1)
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          252,020
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                     [_]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.157%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          HC
--------------------------------------------------------------------------------
--------------------
1 These shares are held by indirect subsidiaries of ING Groep N.V.

CUSIP NO. 758847305                    13G                     PAGE 3 OF 9 PAGES

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ReliaStar Investment Research Inc.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
          Not Applicable                                                 (b) [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           252,020 (2)
     NUMBER OF         ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY EACH          0
      REPORTING        ---------------------------------------------------------
    PERSON WITH:       7   SOLE DISPOSITIVE POWER

                           252,020 (2)
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          252,020
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                     [_]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.157%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------
--------------------
2 ReliaStar Investment Research Inc. is a wholly owned indirect subsidiary of ING Groep N.V.

CUSIP NO. 758847305                    13G                     PAGE 4 OF 9 PAGES

ITEM 1(A).    NAME OF ISSUER:

              Regency Affiliates, Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              610 N.E. Jensen Beach Boulevard
              Jensen Beach, Florida  34957

ITEM 2(A).    NAME OF PERSON FILING:

              ING Groep N.V.
              ReliaStar Investment Research Inc.

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Amstelveenseweg 500
              1081 KL Amsterdam
              P.O. Box 810
              1000 AV Amsterdam
              The Netherlands

              ReliaStar Investment Research Inc.
              5780 Powers Ferry Road, Suite 300
              Atlanta, Georgia 30327

ITEM 2(C).    CITIZENSHIP:

              See item 4 on Page 2
              See item 4 on Page 3

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

              Common Stock

ITEM 2(E).    CUSIP NUMBER:

              758847305

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: (Not Applicable)

    (a) [_] Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

    (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act;

    (c) [_]   Insurance company as defined in Section 3(a)(19) of the Exchange
              Act;

CUSIP NO. 758847305                    13G                     PAGE 5 OF 9 PAGES


    (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act");

    (e) [_] Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act;

    (f) [_] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

    (g) [_] Parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G) under the Exchange Act;

    (h) [_] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [_] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [_] Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

ITEM 4.       OWNERSHIP.

    (a)       Amount beneficially owned:

              See item 9 on Page 2
              See item 9 on Page 3

    (b)       Percent of class:

              See item 11 on Page 2
              See item 11 on Page 3

    (c)       Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:

                    See item 5 on Page 2
                    See item 5 on Page 3

              (ii)  Shared power to vote or to direct the vote:

                    See item 6 on Page 2
                    See item 6 on Page 3

              (iii) Sole power to dispose or to direct the disposition of:

                    See item 7 on Page 2
                    See item 7 on Page 3

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CUSIP NO. 758847305                    13G                     PAGE 6 OF 9 PAGES

              (iv)  Shared power to dispose or to direct the disposition of:

                    See item 8 on Page 2
                    See item 8 on Page 3

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

ITEM 10.      CERTIFICATION.

              By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 758847305                    13G                     PAGE 7 OF 9 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        March 2, 2007
                                        ----------------------------------------
                                        (Date)


                                        ING GROEP N.V.


                                        By:

                                        /s/ Klaas de Wit
                                        ----------------------------------------
                                        (Signature)

                                        Klaas de Wit
                                        Head of Compliance Operations
                                        ----------------------------------------
                                        (Name/Title)


                                        /s/ Cornelis Blokbergen
                                        ----------------------------------------
                                        (Signature)

                                        Cornelis Blokbergen
                                        Head Legal Department
                                        ----------------------------------------
                                        (Name/Title)

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CUSIP NO. 758847305                    13G                     PAGE 8 OF 9 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        March 2, 2007
                                        ----------------------------------------
                                        (Date)


                                        RELIASTAR INVESTMENT RESEARCH INC.


                                        By:

                                        /s/ Michael B. Lisenby
                                        ----------------------------------------
                                        (Signature)

                                        Michael B. Lisenby
                                        Vice President
                                        ----------------------------------------
                                        (Name/Title)


                                        /s/ William H. Hope, II
                                        ----------------------------------------
                                        (Signature)

                                        William H. Hope, II
                                        Assistant Secretary
                                        ----------------------------------------
                                        (Name/Title)

CUSIP NO. 758847305                    13G                     PAGE 9 OF 9 PAGES


                            Exhibit A to Schedule 13G

                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)

         The undersigned persons (the "Reporting Persons") hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by ING Groep N.V.

         Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date:  March 2, 2007




                                        ING Groep N.V.


                                       By: /s/ Klaas de Wit
                                           -------------------------------------
                                           Name:  Klaas de Wit
                                           Title: Head of Compliance Operations


                                       By: /s/ Cornelis Blokbergen
                                           -------------------------------------
                                           Name:  Cornelis Blokbergen
                                           Title: Head Legal Department


                                       ReliaStar Investment Research Inc.



                                       By: /s/ Michael B. Lisenby
                                           -------------------------------------
                                           Name:  Michael B. Lisenby
                                           Title: Vice President



                                       By: /s/ William H. Hope, II
                                           -------------------------------------
                                           Name:  William H. Hope, II
                                           Title: Assistant Secretary